UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number  333-120966-08

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
             (Exact name of registrant as specified in its charter)

            11 Madison Avenue, New York, New York 10010 (212)538-3000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Home Equity Mortgage Trust Series 2005-2
          Home Equity Mortgage Pass-Through Certificates, Series 2005-2
             (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934, Credit Suisse First Boston Mortgage Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

             By:    JPMorgan Chase Bank, N.A., as Trustee  for:

                    Home Equity Mortgage Trust Series 2005-2
                    Home Equity Mortgage Pass-Through Certificates,
                        Series 2005-2

             By:    /s/ Annette Marsula
                    --------------------------------------------------
             Name:  Annette Marsula
             Title: Vice President

             Date:  January 26, 2006